QuickLinks -- Click here to rapidly navigate through this document
Filed pursuant to Rule 433 Registration No. 333-138873 March 12, 2007

Canadian Natural Resources Limited

Pricing Term Sheet

Issuer:	Canadian Natural Resources Limited
Preliminary Ratings:	Baa2 (stable)/BBB/BBB (high) (negative)
Security Type:	SEC Registered

	Notes Due 2017	Notes Due 2038
Size:	$1,100 mm	$1,100 mm
Maturity:	5/15/2017	3/15/2038
Coupon:	5.70%	6.25%
Price:	99.725%	99.323%
Yield to Maturity:	5.734%	6.300%
Spread:	+118 basis points	+158 basis points
Benchmark Treasury:	UST 4.625% due 2/15/2017	UST 4.50% due 2/15/2036
Treasury Yield/Price:	4.554%/100-18	4.720%/96-17+
Settlement Date:	3/19/2007	3/19/2007
Interest Payment Dates:	5/15 & 11/15 commencing 11/15/2007	3/15 & 9/15 commencing 9/15/2007
Make-Whole Call:	T+20 basis points	T+25 basis points
Bookrunners:	Citigroup Global Markets Inc./ Banc of America Securities LLC/ Deutsche Bank Securities Inc./ J.P. Morgan Securities Inc.
Lead Manager:	RBC Capital Markets Corporation
Co-Managers:	BMO Capital Markets Corp./CIBC World Markets Corp./Scotia Capital (USA) Inc./BNP Paribas Securities Corp./Lazard Capital Markets LLC/Daiwa Securities America Inc./Mizuho International plc/SG Americas Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Banc of America Securities LLC toll free at 1-800-294-1322, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

QuickLinks

Canadian Natural Resources Limited Pricing Term Sheet